NATIONAL GRID GENERAL PARTNERSHIP AND
                          AFFILIATED U.S. CORPORATIONS

                                     FORM OF
                FEDERAL AND STATE INCOME TAX ALLOCATION AGREEMENT


     This agreement made as of ___________, among National Grid General Partnership, a Delaware general partnership ("GP"); NGG Holdings, Inc, a Delaware corporation ("NGG Holdings"); New England Power Company, a
Massachusetts corporation ("NEP"); Massachusetts Electric Company, a Massachusetts corporation ("Mass Electric"), The Narragansett Electric Company, a Rhode Island corporation ("Narragansett"); Granite State Electric Company, a New Hampshire corporation ("Granite"); Nantucket Electric Company, a
Massachusetts corporation ("Nantucket"); New England Electric Transmission Corporation, a New Hampshire corporation ("NEET"); New England Hydro-Transmission Corporation, a New Hampshire corporation ("NEHTC"); New England Hydro-Transmission Electric Company, Inc., a Massachusetts corporation ("NEHTEC"); New England Hydro Finance Company, a Massachusetts corporation ("NEHF"); AllEnergy Fuels Corporation, as Delaware corporation ("AllEnergy"); NEES Global, Inc., a Massachusetts corporation ("NEES Global"); NEES Energy, Inc., a Massachusetts corporation ("NEES Energy"); Granite State Energy, Inc., a New Hampshire corporation ("Granite State Energy"); New England Water Heating Company, a Massachusetts corporation ("NEWH"); New England Power Services Company, a Massachusetts corporation ("NEPS"), NEES Communications, Inc., a Massachusetts corporation ("NEESCom"); NEES Telecommunications Corp., a Massachusetts corporation ("NEES Telecom") and New England Energy, Incorporated, a Massachusetts corporation ("NEEI") (each, a "Member").

                          W I T N E S S E T H T H A T:

     WHEREAS, the term "Affiliates" as used herein shall be deemed to refer to NGG Holdings, NEP, Mass Electric, Narragansett, Granite, Nantucket, NEET, NEES Global, NEES Energy, ALLEnergy, Granite State Energy, NEWH, NEPS, NEESCom, NEES Telecom and NEEI. The Affiliates together with GP, as a collective taxpaying unit, is sometimes referred to as the "Group" and

     WHEREAS, GP owns directly or indirectly at least 80 percent of the issued and outstanding shares of each class of voting common stock of each of the Affiliates and at least 80 percent of the total value of the stock of each of the Affiliates; each of GP and the Affiliates is a member of an affiliated group within the meaning of Section 1504 of the Internal Revenue Code of 1954, as amended (the "Code"), of which GP is the common parent; and the Group presently participates in the filing of a consolidated income tax return.



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     WHEREAS,  GP owns directly or indirectly  less than 80 percent of the total voting power of each of NEHTC, NEHTEC and NEHF (the "Hydro Group") or less than 80 percent of the total value of the stock of each of NEHTC, NEHTEC and NEHF, but files certain unitary state tax returns with the Hydro Group,

GP, the Affiliates and the Hydro Group agree to allocate tax liability as follows:

I. Allocation shall be made in accordance with Treasury Regulation Sections 1.1552-1(a)(1) and 1.1502-33(d)(3).

     A.   General Rule

     Step 1 - The federal consolidated tax liability of the Group (not including any liability for alternative minimum tax) shall be apportioned among the Members of the Group in the ratio that each Member's separate taxable income bears to the sum of the separate taxable incomes of all Members having taxable income.

     Step 2 - An additional liability amount will be allocated to Members of the Group equal to 100% of the excess of the Member's separate tax liability over the consolidated tax liability of the Group allocated to the Member under Step 1.

     Step 3 - The total of the amounts allocated under Step 2 is credited pursuant to a consistent method to those Members of the Group who had losses, credits or other net tax benefits included in the consolidated return, (referred to as "corporate tax benefits") as follows:

     (a) If all corporate tax benefits reduce the amount of tax due in the consolidated return of the Group, each Member of the Group having corporate tax benefits will be allocated the value thereof. The value of net operating losses shall generally be determined by applying the then current corporate income tax rate to the amount of the loss, and the value of a credit shall generally equal 100% of the credit utilized.

     (b) If the total of the corporate tax benefits is greater than the total reduction in the consolidated tax of the Group, then the benefits arising from the inclusion of negative taxable incomes in the consolidated return shall be recognized and paid prior to the benefits arising from credits or other benefits.

     (c) If the corporate tax benefits attributable to Members of the Group with negative taxable incomes are not absorbed in the consolidated return, the benefit allocated to each such Member of the Group shall be in proportion to their respective negative taxable incomes.

     (d) If the corporate tax benefits attributable to credits or other net tax benefits are not fully applied in the consolidated return of the Group, the benefits arising from credits shall be recognized and paid prior to the benefits arising from other benefits.



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     (e) If the corporate tax benefits attributable to Members of the Group with credits are not absorbed in the consolidated return of the Group, the benefit allocated to each Member company shall be in proportion to their respective credits.

     (f) If the corporate tax benefits attributable to Members of the Group with other benefits are not absorbed in the consolidated return of the Group, the benefit allocated to each Member company shall be in proportion to their respective other benefits.

     Step 4 - If the total consolidated tax liability results in an "Alternative Minimum Tax" liability, then any additional amount will be allocated to the Members of the Group based upon their proportionate amounts of separate adjusted alternative minimum taxable income.

     Step 5 - Under no circumstances shall the amount of tax allocated to a Member exceed its separate tax liability.

     Step 6 - Reimbursement - Each Member of the Group shall pay its apportioned share of the consolidated tax liability (including its apportioned share of consolidated alternative minimum tax) along with any additional amount determined under Step 2 to GP no later than 90 days after the filing of the consolidated tax return. GP shall thereafter distribute any amounts determined under Step 3 to the appropriate Member of the Group. Within 30 days of each quarterly payment date for estimated taxes, each Member of the Group shall pay to GP an estimate of the amounts due to GP under Steps 1 and 2 above. GP will thereafter distribute an estimate of the amounts due under Step 3 to appropriate members of the Group. These amounts shall be paid within a reasonable period after request by GP. Any amounts so paid in any year shall reduce the final amounts payable as set forth above, and any balance due resulting from the reduction shall be promptly refunded.

     B.   Unused Corporate Tax Benefits

     A Member of the Group that is entitled to payment for a corporate tax benefit, but does not receive such payment because of the rules in Step 3 shall retain such right for the future to the extent that such benefit can be applied against the consolidated tax liability. Uncompensated corporate tax benefits arising from negative taxable income shall have priority over the benefits attributable to excess tax credits.

     C.   NEET Rule

     Notwithstanding any other provisions herein, NEET shall be paid, in lieu of any payments for its corporate tax credits, the amount, if any, by which the consolidated tax liability determined without the inclusion of NEET in the consolidated return exceeds the actual consolidated tax liability, all in accordance with the Phase I Terminal Facility Support Agreement, dated as of December 1, 1981, and amended as of June 1, 1982, November 1, 1982 and January 1, 1986.



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     D.   Tax Adjustments

     In the event of any adjustments to the tax returns of any of the Members of the Group filed (by reason of an amended return, a claim for refund or an audit by the Internal Revenue Service), the liability, if any, of each of the Members of the Group under Section A shall be redetermined to give effect to any such adjustment as if it had been made as part of the original computation of tax liability, and payments between GP and the appropriate Members of the Group shall be made within 120 days after any such payments are made or refunds are received, or, in the case of contested proceedings, within 120 days after a final determination of the contest. Interest and penalties, if any, attributable to such an adjustment shall be paid by each Member of the Group to GP in proportion to the increase in such Member's separate return tax liability computed under Section A of this Agreement that is required to be paid to GP. In any situation in which the Group's tax liability is adjusted by a revenue agent's report or a court settlement and an item-by-item modification is not made, the Group shall consult its accountants for assistance in determining a fair allocation of the adjusted liability.

II.  Allocation Procedures for State Income Tax Liabilities

     A.   Massachusetts Combined Returns

     The combined state tax liability shall be allocated to each company participating in the combined return in proportion to the state taxable income, whether positive or negative, of each such company. For this purpose, state taxable income is determined after application of each company's separate apportionment percentage and net operating loss deduction. Those companies with a positive allocation shall pay the amount allocated and those companies with a negative allocation shall receive payment of their corporate tax credits. If the total positive tax allocation is less than the total corporate tax credits, the positive allocation shall be paid on a pro rata basis to those companies with corporate tax credits. No company shall be allocated a state tax which is greater than its state tax liability had it filed a separate return.

     B.   New Hampshire Unitary Business Profits Returns

     The combined unitary business profits tax liability shall be allocated to each company included in the unitary return in accordance with the following principles:

     1. NEET and the Hydro Group will be allocated a total business profits tax liability equal to the difference in the combined business profits taxes, before reduction for any franchise tax credit or other tax credits, computed with and without the inclusion of such companies as a group. The business profits tax of NEET and the Hydro Group shall be allocated first to NEET in an amount equal to the difference in the combined unitary tax computed with and without its inclusion, with the balance, if any, assigned to NEHTC.

     2. The balance of the combined unitary tax, before reduction for any franchise tax credit or other tax credits, shall be allocated to the remaining companies in


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          proportion to each company's  separate company business profits tax to the combined total of such separate company taxes. Any franchise tax credit or other tax credits available, on a separate company basis, to a particular company in the combined group shall be applied to reduce the combined unitary tax allocated to that particular company.

     3. The excess of any unitary tax credit allowed in the combined return over the amount applied to reduce a particular company's liability, shall be used to reduce the allocated unitary tax liability of the other members in the combined group on a pro rata basis. To the extent a company's allocated unitary tax liability is reduced by application of the franchise tax credit or other tax credits attributable to another member of the group, the amount so reduced shall be paid to such other member.

     4.   For  purposes of this  section  IIB,  the  separate  company  business profits tax is to be determined only for those companies with tax nexus in New Hampshire and is to be computed by multiplying each such company's separately apportioned state taxable income by the applicable state tax rate. The separate company business profits tax cannot be less than zero.

     C.   Vermont Consolidated Income Tax Returns

     The consolidated corporate income tax liability shall be allocated to each company included in the consolidated return in proportion to the Vermont net taxable income before apportionment, whether positive or negative, of each such company. Those companies with a positive allocation shall pay the amount allocated and those companies with a negative allocation shall receive payment of their corporate tax credits. If the total positive tax allocation is less than the total corporate tax credits, the positive allocation shall be paid on a pro rata basis to those companies with corporate tax credits. No company shall be allocated a state tax which is greater than its state tax liability had it filed a separate return.

     D.   Connecticut Combined Business Tax Returns

     The tax on combined net income shall be allocated to each company participating in the combined return in proportion to the Connecticut net income after apportionment, whether positive or negative, of each such company. The tax on combined minimum tax base shall be allocated to each company in proportion to such company's separate minimum tax base. The tax on the number of companies included in the combined return and the combined return preference tax shall be allocated equally among the companies participating in the return. Those companies with a positive allocation shall pay the amount allocated and those companies with a negative allocation shall receive payment of their corporate tax credits. No company shall be allocated a state tax which is greater than its state tax liability had it filed a separate return.



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     E.   Other State Consolidated, Combined or Unitary Returns

     The consolidated, combined or unitary tax liability shall be allocated to each company included in a consolidated, combined or unitary income tax return in accordance with the procedures set forth in paragraph IA above. Only companies with tax nexus in a particular state shall be allocated a portion of such state's income tax liability.

III. Subsidiaries of Affiliates

     If at any time, any of the Affiliates acquires or creates one or more subsidiary corporations that are includible corporations of the Group, they shall be subject to this Agreement and all references to the Affiliates herein shall be interpreted to include such subsidiaries as a group.

IV.  Successors

     This Agreement shall be binding on and insure to the benefit of any successor, by merger, acquisition of assets or otherwise, to any of the parties hereto (including but not limited to any successor of GP or any of the Affiliates succeeding to the tax attributes of such corporation under Section 381 of the Code) to the same extent as if such successor had been an original party to this agreement.

V.   Termination Clause

     This Agreement shall apply to the taxable year ending ________, and subsequent taxable years, unless all of the members of the Group agree in writing to terminate the Agreement prior to the end of the taxable year. Notwithstanding any termination, this Agreement shall continue in effect with respect to any payment or refunds due for all taxable periods prior to termination.

     IN WITNESS WHEREOF, the duly authorized representatives of the parties have set their hands this ____ day of _______________.

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